UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2010

LSI INDUSTRIES INC.
(Exact name of Registrant as specified in its Charter)

Ohio	0-13375	31-0888951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

10000 Alliance Road, Cincinnati, Ohio	45242
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code                                                                                                                              (513) 793-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On January 20, 2010, the Compensation Committee of the Board of Directors of the Registrant adopted a plan to create a discretionary bonus pool for which all non-unionized employees of the Registrant, including executive officers, are eligible to participate.  While the Committee did not evidence the plan in writing, it established the LSI Industries Inc. FY 2010 Bonus Scorecard which includes specific performance targets to be achieved for each of the Registrant’s business locations and segments.  The FY 2010 Bonus Scorecard is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Allocations from the pool will be discretionary and based upon management’s evaluation of the results achieved by the business as a whole, especially the further reduction in costs and expenses, and by the individual participants.  The estimated target amount of the bonus pool for which all non-unionized employees are eligible is $1.4 million. Management’s recommendations as to achievements made in the various categories indicated on the FY 2010 Bonus Scorecard and the bonuses to be awarded will be received by the Compensation Committee at the end of the Registrant’s fiscal year, with authority over the awards to be made at that time resting solely with the Committee.

Item 2.02 – Results of Operation and Financial Condition.

On January 21, 2010, the Registrant issued a press release announcing its financial results for the fiscal quarter ended December 31, 2009. A copy of the press release is furnished as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)           Exhibits.

99.1            LSI Industries Inc. FY 2010 Bonus Scorecard

99.2            Press Release Dated January 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LSI INDUSTRIES INC.

By:	/s/ Ronald S. Stowell
Ronald S. Stowell
Vice President, Chief Financial Officer and Treasurer
(Principal Accounting Officer)

January 21, 2010